Exhibit 10.4

The obligations evidenced by this instrument are subordinated to the prior payment in full of the Senior Obligations (as defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Subordination Agreement, dated as of December      , 2008 (as amended, restated or otherwise modified from time to time, the “Subordination Agreement”), made by the Subordinated Agent, each Subordinated Creditor and the Obligors referred to therein in favor of Wells Fargo Foothill, LLC, as Agent, all as referred to in such Subordination Agreement.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED. SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (B) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS. THESE SECURITIES ARE ALSO SUBJECT TO THE PROVISIONS OF A SECURITY HOLDERS AGREEMENT, DATED AS OF NOVEMBER 28, 2008, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COPY OF SUCH SECURITY HOLDERS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

THE OBLIGATIONS EVIDENCED BY THIS NOTE ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT, DATED AS OF NOVEMBER 28, 2008 (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”). MADE BY THE SUBORDINATED CREDITOR AND THE OBLIGORS REFERRED TO THEREIN IN FAVOR OF ZIONS FIRST NATIONAL BANK, ALL AS REFERRED TO IN SUCH SUBORDINATION AGREEMENT.

CONVERTIBLE SECURED PROMISSORY NOTE

SKULLCANDY, INC.

$29,823,926.46	November 28, 2008
New York, New York

FOR VALUE RECEIVED, the undersigned SKULLCANDY, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of GOODE SKULLCANDY HOLDINGS LLC, a Delaware limited liability company, and its Permitted Assigns (the “Holder”), the principal amount of TWENTY-NINE MILLION EIGHT HUNDRED TWENTY-THREE THOUSAND NINE HUNDRED AND TWENTY-SIX DOLLARS AND FORTY-SIX CENTS ($29,823,926.46), together with interest thereon (including capitalized PIK Interest), in accordance with the terms and provisions hereof; provided, however, that upon conversion of any principal due under this Convertible Secured Promissory Note (this “Note”) into Conversion Shares pursuant to and subject to the terms of Section 4 hereof, such conversion will constitute the discharge of such principal so converted under this Note to the extent herein provided.

ARTICLE 1.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere herein, as used in this Note, the following terms have the following meanings when used with initial capital letters:

“Additional Shares of Common Stock” means all shares of Common Stock or Derivative Securities issued (or, pursuant to Section 5.1(d)(iii), deemed to be issued) by the Borrower after the date of this Note, other than the following: (a) Borrower Securities issued in connection with the acquisition of another corporation approved by the Board in accordance with Article VI of the Security Holders Agreement, whether by merger, purchase of all or substantially all of the assets of such corporation or otherwise, (b) Common Stock (subject to adjustment in the event of stock splits, stock dividends, recapitalizations and like events) issued or issuable in connection with, or upon the exercise of, options or other awards granted to or to be granted to employees, consultants, officers, directors, advisors or independent contractors of the Borrower or of any Affiliate of the Borrower pursuant to the Stock Option Plan, including shares of Common Stock issued in replacement of shares of Common Stock repurchased or issuable upon exercise of options granted in replacement, exchange, or reissuance of any options to purchase Common Stock, to the extent permitted under the Stock Option Plan or related agreement and approved by the Board, (c) Borrower Securities or Derivative Securities issued to any lender to the Borrower or any of its Subsidiaries that is not a Security Holder or Affiliate of a Security Holder, in an arms-length transaction, (d) Borrower Securities or Derivative Securities issued or issuable in connection with sponsored research, collaboration, technology license, development, original equipment manufacturing, marketing or other similar agreements or strategic partnerships with the Borrower approved by the Board, (e) Borrower Securities or Derivative Securities issued to suppliers or third party service providers in connection with the provision of goods or services to the Borrower pursuant to transactions approved by the Board, (f) Borrower Securities issued as a result of any stock split, stock dividend or reclassification of the Borrower’s capital stock not resulting in a change in beneficial ownership percentage of any Security Holder, (g) Borrower Securities or Derivative Securities issued upon the conversion, exercise or exchange of any Borrower Securities or Derivative Securities, including this Note and the Series C Preferred Stock, (h) Borrower Securities or Derivative Securities issued by the Borrower to the public pursuant to a Registration Statement filed with, and declared effective by, the SEC under the Act, (i) Borrower Securities or Derivative Securities issued as a result of automatic adjustments pursuant to anti-dilution or similar provisions, (j) Borrower Securities or Derivative Securities issued as payment-in-kind (whether issued as payment of principal or interest or as a dividend) under this Note or in respect of any shares of the Series C Preferred Stock, or (k) Borrower Securities or Derivative Securities which are excluded from this definition by the affirmative vote or consent of the Holder and a majority in interest of the Borrower Securities held by the Security Holders other than the Holder. For purposes of this definition, the phrase “approved by the Board” or any similar phrase will mean approved by the Board, including the vote or written consent of at least one Investor Director.

“Agent” means Goode Skullcandy Holdings LLC, as agent under the Security Documents and any other Transaction Documents relating to the Collateral and any successor thereto.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” will also include any Person who is a relative by blood, adoption or marriage to the specified Person.

“Agreement” has the meaning set forth in Section 2.1.

“Approved Underwriter” means any nationally recognized investment banking firm the Board determines in good faith to have experience in acting as a managing underwriter for issuers similarly situated as the Borrower.

“Board” means the Board of Directors of the Borrower.

“Borrower Securities” has the meaning set forth in the definition of Fully Diluted Basis.

“Business Day” shall mean any day other than a Saturday, a Sunday, a legal holiday in the State of Utah or the State of New York or a day on which commercial banks in the State of Utah or the State of New York are permitted or authorized to close.

“Cash Interest” has the meaning set forth in Section 3.2.

“Collateral” has the meaning set forth in the Security Agreement.

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Borrower, and any other common equity securities now or hereafter authorized by the Board and issued pursuant to the Borrower’s Certificate of Incorporation then in effect.

“Conversion Price Per Share” means $129.63 (subject to adjustment as provided herein) until the calculation set forth in Section 5.2 has been carried out, at which point it shall be deemed to have been at the time of the initial issuance of this Note equal to the Revised Conversion Price Per Share (as defined in Section 5.2) (subject to adjustment as provided herein).

“Conversion Shares” means the shares of Common Stock and other securities and property at any time receivable or issuable upon conversion of this Note in accordance with its terms. The number and character of Conversion Shares are subject to adjustment as provided herein.

“Derivative Securities” means any instruments or evidences of indebtedness, bonds, debentures, notes, subscriptions, options, warrants, calls, preemptive rights, agreements, arrangements, commitments, shares or other securities directly or indirectly convertible into or exchangeable or exercisable for, or evidencing the right to subscribe for, Borrower Securities.

“Foreign Subsidiary” means any Subsidiary of a Loan Party that is a “controlled foreign corporation,” within the meaning of section 957 of the Internal Revenue Code of 1986.

“Fully Diluted Basis” means, as of the time of determination, the number of shares of Common Stock and any other shares of capital stock or other equity securities of the Borrower issued and outstanding (collectively, “Borrower Securities”), together with all Borrower Securities that the Borrower may be required to issue pursuant to any Derivative Security or other obligation (assuming that any conditions to exercisability, convertibility or exchangeability have been satisfied (whether or not they have been at the time of determination) but without regard to any provision contained therein for a subsequent adjustment of such number).

“Guarantor” means each of the Borrower’s Subsidiaries that is a “Grantor” (as such term is defined in the Security Agreement) under the Security Agreement, whether as of the date hereof or hereafter pursuant to a Joinder Agreement as required by Section 6.1(h) or Section 6.1(i).

“Holder” has the meaning set forth in the first paragraph of this Note.

“Indebtedness” means, without duplication, any liability (a) of any Person (i) for borrowed money (including the current portion thereof) whether short-term or long-term and whether secured or unsecured, (ii) under any reimbursement obligation relating to a letter of credit, bankers” acceptance, note purchase facility or upon which interest charges are customarily paid, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) liability under conditional sale or title retention agreements relating to property or assets purchased by such Person, (vi) for all or any part of the deferred purchase price of property or services, including non-compete payments, all seller notes and “earn out” payments, (vii) pursuant to any Contract to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person (other than pursuant to the Purchase Agreement), (viii) that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person, or (ix) any unsatisfied obligation for “withdrawal liability” to a “multiemployer” plan as such terms are defined under the Employee Retirement and Security Act of 1974, as amended, and (b) of others described in the preceding clause (a) that such Person has guaranteed, directly or indirectly, that is recourse to such Person or any of such Person’s assets or that is otherwise such Person’s legal liability or that is secured in whole or in part by the assets of such Person whether or not the obligations secured thereby have been assumed. For purposes of this Note, Indebtedness will include any and all accrued and unpaid interest, success fees, prepayment premiums, make-whole premiums or penalties and fees and expenses (including attorney’s fees) associated with the prepayment of any Indebtedness and any renewals, extension, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness. Indebtedness will not, however, include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business and will not include the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

“Interest” has the meaning set forth in Section 3.2(a).

“Interest Payment Date” means, (a) March 31, June 30, September 30 and December 31 of each calendar year so long as any principal of this Note is outstanding, (b) the Maturity Date, and (c) any earlier date of termination or acceleration of the Obligations hereunder.

“Investor Director” has the meaning set forth in the Security Holders Agreement.

“Issue Date” means the date of issuance of this Note, November 28, 2008.

“Joinder Agreement” has the meaning set forth in the Security Agreement.

“Liens” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement or right of way of any kind or nature.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Maturity Date” means November 28, 2013.

“Obligations” means the unpaid principal hereof and Interest thereon (whether Cash Interest or PIK Interest, and including Interest accruing after the Maturity Date and Interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition Interest is allowed or allowable in such proceeding) and all other obligations, indebtedness and liabilities of the Borrower or any other Loan Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arises under this Note or the Security Documents.

“Options” means options to purchase Common Stock granted after the date hereof.

“Permitted Assign” means any Person to whom the Note or any portion thereof or any Borrower Security is assigned in accordance with Section 10.12 and the Security Holders Agreement.

“Permitted Indebtedness” means

(a) Indebtedness evidenced by this Note or arising under the other Transaction Documents;

(b) Indebtedness set forth on Schedule A hereto and any extension, renewal, refinancing or replacement thereof;

(c) Indebtedness incurred at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof and any extension, renewal, refinancing or replacement thereof, endorsement of instruments or other payment items for deposit;

(d) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with dispositions permitted by this Note and the Security Documents; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(e) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(g) Indebtedness under hedging agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes;

(h) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(i) unsecured Indebtedness of Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Borrower of Borrower Securities that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Holder;

(j) Indebtedness composing an investment permitted by this Note and the Security Documents;

(k) Indebtedness incurred in connection with an acquisition permitted under this Note to the seller thereof so long as such Indebtedness is on terms and conditions reasonably satisfactory to Holder and subject to a subordination agreement among Agent, the Company and any other Loan Party and the holder of such indebtedness in form and substance reasonably satisfactory to Holder;

(1) Indebtedness evidenced by the notes issued to Security Holders pursuant to the Agreement,

(m) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Borrower or the applicable Loan Party incurred in connection with the consummation of one or more acquisitions;

(n) Indebtedness under the Senior Credit Facility; and

(o) other unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any one time outstanding so long as such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Holder.

“Permitted Liens” means

(a) Liens held by Agent on behalf of Holder and any other holder to secure the Obligations;

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are being contested in good faith and for which adequate reserves have been established;

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default;

(d) Liens set forth on Schedule B hereto, provided that any such Lien only secures the Indebtedness that it secures on the date hereof and any extension, renewal, refinancing or replacement thereof;

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(f) purchase money Liens or the interests of lessors under capital leases to the extent that such Liens or interests secure Indebtedness described in clause (c) of the definition of “Permitted Indebtedness” and so long as (i) such Lien attaches only to the asset purchased or acquired (and any accessions, replacement parts or additions thereto) and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any extension, renewal, refinancing or replacement thereof;

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are being contested in good faith and for which adequate reserves have been established;

(h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance;

(i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;

(j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business;

(k) with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(1) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of any extension, renewal, refinancing or replacement and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other financial or depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts or securities accounts in the ordinary course of business;

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens to secure the obligations under the Senior Credit Facility and any replacement thereof; and

(r) Liens securing Indebtedness evidenced by promissory notes issued in connection with acquisitions approved by the Board (including the affirmative vote of at least one Investor Director).

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Entity or Governmental Entity.

“PIK Interest” has the meaning set forth in Section 3.2.

“Public Offering” means any sale of shares of Common Stock to the public pursuant to a public offering registered (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Act is applicable) under the Act and underwritten by an Approved Underwriter.

“Qualified IPO” means the Borrower’s first Public Offering of Common Stock underwritten by an Approved Underwriter that is effected pursuant to a Registration Statement filed with and declared effective by, the SEC under the Act, which results in net cash proceeds to the Borrower or any Security Holder of at least $50,000,000.

“Registration Statement” means any registration statement under the Act that covers any of the Borrower Securities pursuant to the provisions of the Security Holders Agreement, including the related prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Representative Shareholders” means Security Holders holding at least a majority in interest of the shares of Common Stock issued or issuable upon conversion of the shares of

Series A Preferred Stock, par value $0.0001, of the Company and Series B Preferred Stock, par value $0.0001, of the Company.

“Sale of Borrower” means (i) the acquisition of the Borrower by another entity (other than the Holder or any of its members or its or their members, partners or shareholders) by means of any transaction or series of related transactions (including any acquisition of Borrower Securities or Derivative Securities, reorganization, merger or consolidation, but excluding (x) any issuance and sale by the Borrower, in one transaction or a series of related transactions, of Borrower Securities or Derivative Securities having less than a majority of the total voting power represented by the outstanding voting securities of the Borrower or (y) any issuance and sale by the Borrower of Borrower Securities or Derivative Securities for capital raising purposes, provided that in connection with either clause (x) or (y) above no proceeds are distributed to security holders of the Borrower or are used to repurchase or redeem any securities of the Borrower in connection with such transaction or within 12 months thereafter) after the consummation of which the holders of the voting securities of the Borrower outstanding immediately prior to such transaction or series of related transactions own, directly or indirectly, less than a majority of the total voting power represented by the outstanding voting securities of the Borrower or such other surviving or resulting entity (or if the Borrower or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent) immediately after such transaction or series of related transactions; (ii) a sale, lease or other disposition of all or more than 50% of the assets of the Borrower and its Subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly owned Subsidiary of the Borrower; or (iii) any liquidation, dissolution or winding up of the Borrower whether voluntary or involuntary.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means that certain guaranty and security agreement, dated as of the Issue Date among the Borrower, each other grantor from time to time party thereto and the Agent, as amended, modified, restated or supplemented from time to time in accordance with the terms thereof.

“Security Documents” means, collectively, the Security Agreement, all other security agreements, pledge agreements, guaranties, financing statements, stock powers, agreements, instruments and documents now or hereafter executed or delivered by any Person to the Agent granting or perfecting a Lien or security interest on any property of any Person to secure, or guaranteeing, the Obligations, as each such Security Document is amended, modified, restated or supplemented from time to time in accordance with the terms thereof.

“Security Holders” means the holders of Borrower Securities.

“Security Holders Agreement” means, the Security Holders Agreement, dated as of the date hereof, among the Borrower, the Holder and the other persons identified on the signature pages thereto, as amended, modified, restated or supplemented from time to time in accordance with the terms thereof.

“Senior Credit Facility” means that certain Business Loan Agreement (Asset Based), dated as of August 29, 2008, by and between the Borrower and Zions First National Bank, as such may be amended, amended and restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time, and any security agreement or note executed in connection therewith.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Borrower.

“Stock Option Plan” means the Skullcandy, Inc. 2008 Equity Incentive Plan, as each may hereafter be amended, restated or modified from time to time or any other stock option plan in effect from time to time.

“Subsidiary” means any Person, the financial condition or results of operations of which would be required to be consolidated with those of the Borrower under GAAP.

“Transaction Documents” means this Note, the Security Documents, the Agreement, the Security Holders Agreement and any other agreements, instruments, certificates or documents referred to in the Agreement or otherwise from time to time executed or delivered in connection herewith or therewith or pursuant hereto or thereto, as each such Transaction Document is amended, modified, restated or supplemented from time to time in accordance with the terms thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Warrants” means warrants to purchase Common Stock.

1.2 Other Definitions. Initial capitalized terms used but not defined herein have the meanings set forth in the Agreement or, if defined in the UCC, will have the meanings set forth in the UCC. All accounting terms not specifically defined herein or in the Agreement will be construed in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”). References to “a” or “the” Holder herein include all Holders as of the time of determination and references to Notes herein include all convertible secured promissory notes issued by the Borrower aggregating $29,823,926.46 in initial principal amount, of which this Note is one, each such note containing identical terms and conditions as this Note. For purposes of any vote, consent, approval or waiver by the Holders, such action will require the affirmative vote, consent, approval or waiver of the Holders of Notes representing a majority of the aggregate principal amount of the Notes then outstanding. Any vote, consent, approval or waiver effected in accordance with this Section 1.2 will be binding upon the Agent and each Holder of the Notes at any time outstanding, each future Holder of Notes, and the Borrower. Nothing herein will limit or otherwise affect the rights and obligations of the parties pursuant to the Security Holders Agreement in respect of the transfer of all or any portion of the Note. In connection with a transfer of all or any portion of this Note to a Permitted Assign, the Holders may require, upon surrender of the then-existing Note, the issuance of one or more additional Notes reflecting such transfer but otherwise on terms substantially identical to those set forth in the original Note.

1.3 Certain Interpretive Matters. (a) When a reference is made in this Note to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Note unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Note, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Note of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, (iv) the use in this Note of “day” will mean a calendar day unless indicated otherwise, (v) all references to $ or dollar amounts will be to lawful currency of the United States, and (vi) the words “herein”, “hereby”, “hereof”, and “hereunder” and other words of similar import refer to this Note as a whole and not to any particular section, paragraph or other subdivision of this Note.

(b) The parties have participated jointly in the negotiation and drafting of this Note and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Note and the agreements, documents and instruments executed and delivered in connection herewith will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Note and the agreements, documents and instruments executed and delivered in connection herewith. Without prejudice to any party’s rights and remedies for breach of a provision hereunder, this Note will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable law. All Exhibits hereto will be deemed part of this Note and included in any reference to this Note.

ARTICLE 2.

THIS NOTE

2.1 This Note is issued pursuant to and subject to the provisions of the Securities Purchase and Redemption Agreement dated as of the date first above written, by and among the Borrower, the Holder and the other parties thereto (as amended, supplemented or modified from time to time in accordance with the terms thereof, the “Agreement”), a copy of which is available for inspection at the offices of the Borrower in Park City, Utah and will be furnished without charge to a Holder upon written request.

ARTICLE 3.

TERMS OF PAYMENT

3.1 Principal. Except as otherwise provided in this Note, the principal amount of this Note and all accrued and unpaid Interest will be due and payable in cash to the Holder on the earliest to occur of (a) the Maturity Date, (b) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default (as hereinafter defined), and (c) a Sale of Borrower.

3.2 Interest. (a) Subject to Section 3.2(b), commencing on and including the Issue Date, this Note will bear interest at a per annum rate equal to fifteen percent (“Interest”), payable in arrears as follows: with respect to the unpaid principal of this Note (in an amount initially equal to $29,823,926.46), on each Interest Payment Date in an amount equal to (A) five percent per annum in cash (the “Cash Interest”) plus (B) ten percent per annum payable in kind (the “PIK Interest”), compounded quarterly by capitalizing such PIK Interest quarterly, in each case, based on the actual days outstanding and a 365 day year. The aggregate amount of all PIK Interest that has been capitalized over the term of this Note minus the amount of prepayments applied to such PIK Interest pursuant to Section 3.4 shall be referred to as the “Aggregate PIK Amount”.

(b) If an Event of Default has occurred and is continuing, all outstanding principal of and accrued and unpaid Interest on this Note (whether Cash Interest or PIK Interest) and any other past due amounts owing hereunder will bear interest at the amounts specified in Section 3.2(a), plus one percent per annum with respect to each of clause (A) and (B) in Section 3.2(a).

3.3 Payments and Computations. (a) The Borrower will make each cash payment hereunder not later than 1:00 p.m. (New York time) on the day when due in United States dollars by wire transfer of immediately available funds to a bank account designated in writing and delivered to the Borrower from time to time by the Holder at least two (2) Business Days prior to the applicable payment date, without setoff, counterclaim or other defense. All payments received by the Holder will be applied first to any out of pocket expenses to which it is entitled under Section 10.4, then to Interest, if any, due and payable and, subject to Section 3.4, any remainder applied to the principal amount.

(b) Whenever any payment hereunder is due on a day other than a Business Day, such payment will be made on the immediately following Business Day.

(c) Upon payment in full of the outstanding principal balance of this Note and all accrued and unpaid Interest thereon and other Obligations hereunder, this Note will be automatically cancelled.

(d) Notwithstanding any other provision of this Note, the Borrower will pay in cash such amount of accrued and unpaid interest (including PIK Interest) and original issue discount (as defined in Section 1273(a)(1) of the Internal Revenue Code) on this Note, if any, as may be necessary to ensure that this Note will note be considered an “applicable high yield debt obligation” within the meaning of Section 163(i) of the Internal Revenue Code.

3.4 No Prepayments. This Note may not be prepaid, whether in whole or in part, without the prior written consent of the Holder. Any payment made pursuant to this Section 3.4 shall be applied first, to accrued and unpaid Cash Interest, second, to accrued and unpaid PIK Interest (whether such PIK Interest has been capitalized or not), and third, to outstanding principal. Notwithstanding the foregoing, the Borrower may at any time pay all or any part of the PIK Interest in cash, in its sole discretion.

3.5 Notice. In the event of:

(a) any taking by the Borrower of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution payable with respect to any Borrower Securities, or any right to subscribe for, purchase or otherwise acquire any Borrower Securities or other property, or to receive any other right;

(b) any capital reorganization of the Borrower, any reclassification or recapitalization of the capital stock of the Borrower or any Sale of Borrower or any amendment to the Borrower’s certificate of incorporation; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Borrower;

then, the Borrower will give to the Holder written notice, specifying (i) the date or expected date on which any such record is to be taken for any such purpose and (ii) the date or expected date on which any such transaction is to take place, the terms thereof in reasonable detail and the time as of which holders of record of any securities will be entitled to vote or otherwise act on such matter or exchange their securities for the securities or other property deliverable upon any such transaction. Such notice will be given at least 15 calendar days prior to the date therein specified.

3.6 Withholding. The Borrower shall be entitled to deduct and withhold from any payment pursuant to this Note such amounts as are required by applicable law to be deducted or withheld under the Internal Revenue Code of 1986 or under any other applicable legal requirement and shall be entitled to request any reasonably appropriate tax forms, including IRS Form W-9, from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 4.

CONVERSION

4.1 Conversion. (a) Optional Conversion. The Holder may, at any time and from time to time prior to the Maturity Date, upon giving written notice to the Borrower, elect to convert all or any portion of the outstanding principal amount of this Note, less the Aggregate PIK Amount, into that number of whole Conversion Shares as is determined by dividing (x) such principal amount by (y) the Conversion Price Per Share as in effect on the date the notice of conversion is given. Subject to the terms of the Subordination Agreement, any accrued and unpaid Interest outstanding on the portion of this Note being converted, plus such portion of the Aggregate PIK Amount that has been capitalized on the portion of this Note being converted, at the time of such conversion will become immediately due and payable to the Holder in cash. Any accrued and unpaid Interest on the principal portion of this Note that is not converted shall be due and payable in accordance with the Section 3.2.

(b) Sale or Qualified IPO. Simultaneously with either a Sale of Borrower in which the consideration to be received by or payable to the Holder in respect of the Conversion Shares, assuming the full conversion of the Note, equals or exceeds the then-outstanding principal amount of the Note or a Qualified IPO in which the product of the initial public offering price per share and the number of Conversion Shares equals or exceeds 150% of the then-outstanding principal amount of the Note (each, a “Conversion Event”), the Borrower will have the right to compel the Holder to either, at the option of the Holder, exercise its conversion right pursuant to Section 4.1(a) or accept $29,823,926.46 (or such lesser principal amount as may be then outstanding) plus all accrued and unpaid Interest on this Note (whether Cash Interest or the Aggregate PIK Amount) in cash plus any other Obligations then outstanding as payment in full under this Note. The date on which such Conversion Event occurs is sometimes referred to herein as the “Conversion Date”. For purposes of this section, the calculation of consideration will exclude any escrow, holdback, earn-out or other contingent payment, in such amounts as the Borrower or its shareholders can reasonably expect to receive as determined by the Board (including the affirmative vote of at least one Investor Director) in good faith. The Borrower will give notice of a Conversion Event to Holder as herein provided as soon as practicable prior to the Conversion Date, but in no event later than 15 calendar days prior to the Conversion Date. Such notice will specify the Conversion Date, the amount of the consideration that may be issued or paid or the amount of the net proceeds that may be received by the Borrower upon such Conversion Event and that the Borrower is electing to compel the Holder, at the option of the Holder, to either exercise its conversion rights pursuant to Section 4.1(a) or accept $29,823,926.46 (or such lesser principal amount as may be then outstanding) plus all accrued and unpaid Interest (whether Cash Interest or the Aggregate PIK Amount) plus any other Obligations then outstanding as payment in full under this Note. Subject to the terms and conditions of the Security Holders Agreement, the Holder will receive its proceeds from the Conversion Event in the same proportions and at the same time as all other Security Holders.

4.2 Reservation. The Borrower will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note into Conversion Shares, such number of shares of its duly authorized shares of Common Stock as will from time to time be sufficient to effect the conversion of this Note into Conversion Shares in full. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of this Note into Conversion Shares, the Borrower will take such action as may, in the reasonable opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number as is sufficient for such purpose, including engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to its certificate of incorporation. The Borrower further agrees that all shares of Common Stock that may be issued upon the conversion of the rights represented by this Note will be duly authorized and will be validly issued, fully paid and non-assessable, free from all taxes, Liens (other than Liens created by Holder), charges and preemptive rights with respect to the issuance thereof, other than restrictions imposed by federal and state securities laws or the Security Holders Agreement.

4.3 Mechanics of Conversion; Delivery of Shares. Upon total or partial conversion of this Note, the Holder will surrender the original of this Note, duly endorsed, to the Borrower at its principal office. The Borrower will deliver a certificate or, if requested by the Holder, certificates for Conversion Shares issuable on conversion of this Note as soon as practicable after surrender of this Note for conversion (bearing such legends as may be required in the reasonable opinion of counsel to the Borrower), but the Person or Persons to whom such certificates are issuable will be considered the holder of record of the Conversion Shares from the time this Note is surrendered by the Holder. If less than all of the outstanding principal amount of this Note is converted pursuant to Section 4.1(a), the Borrower will additionally deliver to the Holder an amended and restated Note, containing an original principal amount equal to that portion of the then-outstanding principal amount not converted containing the other terms and provisions of this Note and otherwise in form and substance reasonably satisfactory to the Holder. Upon the conversion of this Note, all rights of the Holder, except the right to receive the Conversion Shares in accordance with this Article 4, will cease as to that portion of the Note so converted and this Note will no longer be deemed to be outstanding as to that portion of the Note so converted.

4.4 Fractional Shares. In lieu of issuing fractional shares upon conversion of all or any portion of this Note, the Borrower shall pay cash in an amount equal to the product of the then applicable Conversion Price Per Share and the number of fractional shares that would otherwise be issuable hereunder.

4.5 Taxes on Conversion. The Borrower will pay any and all issue and transfer taxes that may be payable in respect of any issuance or delivery of Conversion Shares upon conversion of this Note.

4.6 Security Holders Agreement. This Note is deemed to be a “Convertible Note” for all purposes of the Security Holders Agreement, and the Conversion Shares issued hereunder will be deemed to be shares of “Common Stock” and “Securities” for all purposes of the Security Holders Agreement.

ARTICLE 5.

ADJUSTMENT PROVISIONS

5.1 Adjustment. The number of Conversion Shares issuable upon conversion of this Note or any portion thereof (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note or any portion thereof) and the Conversion Price Per Share therefor are subject to adjustment upon the occurrence of any of the following events between the Issue Date and the date that all Obligations hereunder are repaid or this Note is converted into Conversion Shares:

(a) Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Conversion Price Per Share of this Note will be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the number of outstanding Conversion Shares.

(b) Adjustment for Reorganization. Consolidation, Merger. In case of any reorganization, reclassification or similar event involving the Borrower (or of any other corporation the stock or other securities of which are at the time receivable on the conversion of this Note) after the Issue Date, or in case, after such date, the Borrower (or any such corporation) shall consolidate with or merge with another entity, then, and in each such case, the Holder, upon the conversion of this Note at any time after the consummation of such reorganization, consolidation or merger, will be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such reorganization, consolidation or merger if the Holder had converted this Note immediately prior thereto, subject to further adjustment as provided in this Note, and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Borrower, including at least one Investor Director) will be made in the application of the provisions in this Article 5 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Article 5 will thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of this Note. The successor or purchasing corporation in any such reorganization, consolidation or merger (if other than the Borrower) will duly execute and deliver to the Holder a supplement hereto reasonably acceptable to the Holder acknowledging such entity’s obligations under this Note and, in each such case, the terms of the Note will be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such reorganization, consolidation or merger.

(c) Conversion of Stock. In case all the authorized Common Stock of the Borrower is converted, pursuant to the Borrower’s Certificate of Incorporation, into other securities or property, or the Common Stock otherwise ceases to exist, then, in such case, the Holder, upon conversion of this Note at any time after the date on which the Common Stock is so converted or ceases to exist (the “Termination Date”), will receive, in lieu of the number of Conversion Shares that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Conversion Shares”), the stock and other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had converted this Note with respect to the Former Number of Conversion Shares immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

(d) Adjustment of Conversion Price Per Share Upon Issuance of Additional Shares of Common Stock.

(i) In the event the Borrower will at any time after the date of this Note issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1(d)(iii)), without consideration or for a consideration per share less than the Conversion Price Per Share in effect immediately prior to such issue, then the Conversion Price Per Share will be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 x (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions will apply:

(A) “CP2” means the Conversion Price Per Share in effect immediately after such issue of Additional Shares of Common Stock;

(B) “CP1” means the Conversion Price Per Share in effect immediately prior to such issue of Additional Shares of Common Stock;

(C) “A” means the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock computed on a Fully Diluted Basis;

(D) “B” means the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Borrower in respect of such issue by CP1); and

(E) “C” means the number of such Additional Shares of Common Stock issued in such transaction.

(ii) Determination of Consideration. For purposes of this Section 5.1(d), the consideration received by the Borrower for the issue of any Additional Shares of Common Stock will be computed as set forth in this Section 5.1(d)(ii). Such consideration will (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Borrower, including in the case of Derivative Securities the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Borrower upon the direct or indirect exercise, conversion or exchange of such Derivative Securities; (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Borrower, including at least one Investor Director; and (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Borrower for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board, including at least one Investor Director.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Borrower at any time or from time to time after the date of this Note shall issue any Derivative Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Derivative Securities, then the number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) directly or indirectly issuable upon the exercise, conversion or exchange of such Derivative Securities, will be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date will have been fixed, as of the close of business on such record date.

(B) If the terms of any Derivative Security, the issuance of which resulted in an adjustment to the Conversion Price Per Share pursuant to the terms of Section 5.1(d)(i), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Derivative Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Derivative Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Derivative Security or (2) any increase or decrease in the consideration payable to the Borrower upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price Per Share computed upon the original issue of such Derivative Security (or upon the occurrence of a record date with respect thereto) will be readjusted to such Conversion Price Per Share as would have obtained had such revised terms been in effect upon the original date of issuance of such Derivative Security. Notwithstanding the foregoing, no readjustment pursuant to this clause will have the effect of increasing the Conversion Price Per Share to an amount which exceeds the lower of (1) the Conversion Price Per Share in effect immediately prior to the original adjustment made as a result of the issuance of such Derivative Security and (2) the Conversion Price Per Share that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Derivative Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Derivative Security, the issuance of which did not result in an adjustment to the Conversion Price Per Share pursuant to the terms of Section 5.1(d)(i) (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price Per Share then in effect, or because such Derivative Security was issued before the date of this Note), are revised after the date of this Note as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Derivative Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Derivative Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Derivative Security or (2) any decrease in the consideration payable to the Borrower upon such exercise, conversion or exchange, then such Derivative Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.1 (d)(iii)(A)) will be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Derivative Security, or the consideration payable to the Borrower upon such exercise, conversion and/or exchange, is calculable at the time such Derivative Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price Per Share provided for in this Section 5.1(d)(iii) will be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments will be treated as provided in Section 5.1(d)(iii)(B) and Section 5.1(d)(iii)(C)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Derivative Security, or the consideration payable to the Borrower upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Derivative Security is issued or amended, any adjustment to the Conversion Price Per Share that would result under the terms of this Section 5.1(d)(iii) at the time of such issuance or amendment will instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price Per Share that such issuance or amendment took place at the time such calculation can first be made.

5.2 Adjustment in Connection with Final Determination of actual 2008 EBITDA. Upon the final determination of the Borrower’s Adjusted 2008 EBITDA, calculated in accordance with Annex A, the Conversion Price Per Share will be adjusted in the manner set forth in Annex A (the “Revised Conversion Price Per Share”). The Revised Conversion Price Per Share shall be deemed to have been the Conversion Price Per Share for this Note in effect from the original issuance of this Note, and shall be adjusted as provided herein for Additional Shares of Common Stock and other events occurring after the initial issuance of this Note.

5.3 Certificate of Adjustments. The Borrower will, at its expense, cause an authorized officer promptly to prepare a written certificate showing each adjustment or readjustment of the Conversion Price Per Share or the number of Conversion Shares or other securities issuable upon conversion of this Note and cause such certificate to be delivered to the Holder in accordance with the provisions of Section 10.2. The certificate will describe the adjustment or readjustment and include a description in reasonable detail of the facts on which the adjustment or readjustment is based.

5.4 No Change Necessary. The form of this Note need not be changed because of any adjustment in the Conversion Price Per Share or in the number of Conversion Shares issuable upon its conversion.

ARTICLE 6.

COVENANTS

6.1 Affirmative Covenants of the Borrower. For so long as any Obligation under this Note remains outstanding (other than inchoate indemnity obligations), the Borrower covenants and agrees with the Agent and the Holder that, unless otherwise approved by the Agent, the Borrower will and will cause each of its Subsidiaries to, at all times:

(a) preserve and keep in full force and effect its existence;

(b) (i) maintain accurate books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP and (ii) permit the Agent and the Holder during normal business hours and on reasonable notice to inspect the Collateral and to examine and make extracts from any books and records of the Borrower and each of its Subsidiaries pertaining to the Collateral and, upon written notice to Borrower, to verify with any account debtor of the Borrower and each of its Subsidiaries the status of any account payable by such account debtor;

(c) pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon; provided, however, that no such tax or charge need be paid if the Borrower or one of its Subsidiaries is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate accruals or reserves with respect thereto have been established on the books of the Borrower;

(d) maintain or cause to be maintained in good repair, working order and condition, normal wear and tear excepted, all material properties and assets used in the business of the

Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof;

(e) comply in all material respects with the requirements of all applicable law as now in effect and which may be imposed in the future in all jurisdictions in which the Borrower or its Subsidiaries are now doing business or may hereafter be doing business;

(f) comply in all material respects with all contracts and agreements entered into by the Borrower or its Subsidiaries from time to time, the breach of which would result in or could reasonably be expected to result in a Company Material Adverse Effect;

(g) promptly notify the Agent and Holder in writing of (i) the occurrence of an Event of Default, (ii) the occurrence of any event or condition which, with the giving of notice or the lapse of time (or both) would constitute an Event of Default, (iii) any other event or circumstance that could reasonably be expected to result in a Company Material Adverse Effect, (iv) any material claim made or asserted in writing against the Collateral by any Person, (v) any event which materially and adversely affects the value of the Collateral or the Agent’s or the Holder’s interests therein, and (vi) the occurrence of any event of default under (x) the Senior Credit Facility or (y) any documentation governing material Indebtedness;

(h) in the event that any Person becomes a Subsidiary (other than a Foreign Subsidiary) of the Borrower, cause such Subsidiary to promptly become a Guarantor and a Grantor under the Security Agreement by executing and delivering to the Agent a Joinder Agreement;

(i) cause Cutting Edge Audio Kiosks to become a Guarantor under the Security Agreement by executing and delivering to the Agent a Joinder Agreement no later than 15 days after the date hereof; and

(j) execute and deliver all further documents, financing statements, agreements and instruments, and take all such further actions which may be required under applicable law, or which the Holder may reasonably request, to effect fully the purposes of this Note and the Security Documents.

6.2 Negative Covenants of the Borrower. (a) For so long as any Obligation under this Note remains outstanding (other than inchoate indemnity obligations), the Borrower covenants and agrees with the Agent and the Holder that the Borrower will not, and will cause each of its Subsidiaries not to, take any of the following actions without the approval of the Board:

(i) adopt a capital budget or make capital expenditures in excess of $250,000 per item or project not specifically set forth on a capital budget approved by the Board;

(ii) approve the Borrower’s annual operating budget;

(iii) acquire, purchase or enter into capital leases for assets in excess of $250,000 in the aggregate;

(iv) make any investments, other than in short-term, government issued, liquid securities;

(v) change the name or fiscal year of the Borrower or any of its Subsidiaries; or

(vi) issue new Borrower Securities (other than Common Stock issued to the Holder and the issuance of Borrower Securities upon the conversion, exercise or exchange of Derivative Securities).

(b) For so long as any Obligation under this Note remains outstanding (other than inchoate indemnity obligations), the Borrower covenants and agrees with the Agent and the Holder that the Borrower will not, and will cause each of its Subsidiaries not to, take any of the following actions without the prior written consent of the Agent:

(i) incur any Indebtedness other than Permitted Indebtedness;

(ii) directly or indirectly, create, incur, assume or permit to exist any Lien on any Collateral, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens;

(iii) enter into any transaction with its security holders, directors, officers, key management employees or Affiliates, or a relative or spouse of any such Person (including the hiring of or any changes in the employment terms or compensation of any such Person), including amendment, termination, renewal or non-renewal of any employment agreements with Security Holders or Affiliates thereof;

(iv) create, authorize or issue (or obligate itself to create, authorize or issue) any new class or series of shares (or reclassify any existing series of shares) or any other equity (or securities convertible into equity) having any rights, preferences or privileges senior to or on parity with the Series C Preferred Stock with respect to voting, dividends or rights upon liquidation;

(v) increase the aggregate number of Options or other awards issued or issuable by the Borrower under the Stock Option Plan (by amendment of the Stock Option Plan or otherwise) (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar events), or make any changes to the Stock Option Plan or implement any new stock option plan or any equivalent thereto, or offer or grant any equity Options or other incentive awards, options, warrants or other rights in the Borrower or any Subsidiary;

(vi) make any material change in its line of business, whether resulting from the acquisition of another business or otherwise;

(vii) acquire or sell, pledge, license, transfer, mortgage or encumber, except, in each case, in connection with the Senior Credit Facility, (A) any material Intellectual Property or other material asset of the Borrower, (B) any interest in any Subsidiary or Affiliate (other than the Holder or an Affiliate of the Holder) of the Borrower, or (C) all or substantially all of its assets;

(viii) sell all or substantially all of its assets or merge or consolidate with (or enter into any other form of business combination with) any other entity or effect a Sale of Borrower;

(ix) amend, alter, waive or repeal any provision of, or add any provision to, its Restated Certificate or Restated Bylaws or similar governing documents (including any amendment, alteration or repeal resulting from a merger, consolidation, share exchange or other transaction to which it is a party, by the filing of a certificate of designation or otherwise) other than any amendment, alteration, waiver or repeal required to (A) consummate a Sale of Borrower approved pursuant to the terms hereof or (B) give effect to any new issuance contemplated by Article IV of the Security Holders Agreement; or

(x) dissolve, liquidate, terminate or wind-up its business and affairs, or institute proceedings to adjudicate the Borrower or any Subsidiary as bankrupt, or consent to the filing of a bankruptcy proceeding against the Borrower or any Subsidiary, or file a petition or answer or consent seeking reorganization of the Borrower or any Subsidiary under the United States Bankruptcy Code or any other similar applicable Law, or consent to the filing of any such petition against the Borrower or any Subsidiary, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Borrower or any Subsidiary, or make an assignment for the benefit of creditors of the Borrower or admit in writing the Borrower’s or any Subsidiary’s inability to pay its debts generally as they become due.

(c) For so long as any Obligation under this Note remains outstanding (other than inchoate indemnity obligations), the Borrower covenants and agrees with the Agent and the Holder that the Borrower will not, and will cause each of its Subsidiaries not to, take any of the following actions without the approval of (1) the Board of Directors, (2) the Agent, and (3) a majority in interest of the Securities held by the Representative Shareholders for so long as at least 25% of the shares held by the Representative Shareholders as of the date hereof continue to be held by the Representative Shareholders.

(i) increase or decrease the authorized number of directors constituting the Board, make any changes to the powers, structure or composition of the Board or establish any committees of the Board;

(ii) purchase, acquire or obtain any equity securities or other proprietary interest, directly or indirectly, in any other entity, or enter into or commit to enter into or make any investment in any joint ventures or any partnerships, establish any Subsidiaries not in existence on the date hereof, or form any joint venture;

(iii) declare or pay any dividends or make any distributions of cash, property or securities in respect of the capital stock of the Borrower except as expressly contemplated by the Agreement, the Security Holder’s Agreement or as set forth in the Restated Certificate, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through Subsidiaries or otherwise, except as expressly contemplated by the Agreement, the Security Holder’s Agreement or in a manner consistent with the rights, powers and privileges of the Series C Preferred Stock in the order of preference as set forth in the Restated Certificate;

(iv) alter or change the rights, preferences, privileges or powers of the Series C Preferred Stock in a manner adverse to the holders thereof;

(v) make any change in its corporate form for tax, accounting or other purposes; or

(vi) make any change in its independent certified public accounting firm which, in all events, will be a firm of national recognition or make any change to any of its material accounting principles or methods.

(d) For so long as any Obligation under this Note remains outstanding (other than inchoate indemnity obligations) the Borrower covenants and agrees with the Agent and the Holder that the Borrower will not pay the principal amount, cash interest, any payment-in-kind interest or any other amount outstanding under any Indebtedness ranking in priority equal or junior to this Note, except that so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make payments to the extent permitted under, and in accordance with, any subordination agreement governing such Indebtedness.

(e) Notwithstanding anything to the contrary in this Section 6.2, the consummation of a Sale of Borrower (along with the transactions contemplated by the Sale of Borrower) shall not require the consent of the Agent or the Holder or the Representative Shareholders if (i) such Sale of Borrower does not alter the liquidation preferences of the Series C Preferred Stock in connection with such Sale of Borrower and (ii) the consideration to be received by the holders of the Series C Preferred Stock on a per share of Series C Preferred Stock basis (either as holders of the Series C Preferred Stock or underlying shares of Common Stock) is equal to the original price per share under which the Series C Preferred Stock was issued plus an amount equal to a non-compounding 15% annual rate of return on such original amount. This Section 6.2(e) shall terminate at the time that the aggregate investment in Notes and Series C Preferred Stock issued under the Agreement is equal to or greater than $85,000,000 in aggregate.

6.3 Tax Treatment. The Holder and the Loan Parties agree to treat this Note and the Obligations evidenced hereby as Indebtedness for federal, state, local and foreign tax purposes.

6.4 Agreements Restricting Liens. Neither the Borrower nor any Guarantor will enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any such Person to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Senior Credit Facility, (c) any secured Indebtedness described in clause (c) of the definition of “Permitted Indebtedness” (so long as such prohibitions or limitations apply only against the assets financed thereby), (d) customary restrictions and conditions contained in agreements relating to the sale of any assets pending such sale; provided that such restrictions and conditions apply only to the assets that are to be sold and such sale is permitted hereunder, and (e) customary provisions in leases and other contracts restricting the assignment thereof.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

7.1 The Borrower hereby represents and warrants to the Holder that the following are true in all material respects as of the date hereof:

(a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. It has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b) It has the requisite corporate power and authority to execute and deliver this Note and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Note and the other Transaction Documents and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize the execution and delivery of this Note and the other Transaction Documents or to perform its obligations hereunder and thereunder, including, to the extent applicable, the issuance of any Conversion Shares. This Note and the other Transaction Documents to which it is party have been duly executed and delivered to the Holder by the Borrower. The Borrower has authorized and taken all action necessary or proper action to reserve for issuance as necessary at all times that number of Conversion Shares necessary for the conversion of this Note pursuant to the terms hereof.

(c) The execution, delivery and performance of this Note and the other Transaction Documents by the Borrower will not (i) conflict with or violate the Borrower’s certificate of incorporation or bylaws or similar governing documents, (ii) subject to compliance with the requirements set forth in Section 3.4(c) of the Agreement, conflict with or result in any material violation of any law applicable to the Borrower or by which the Borrower or any of its properties is bound or affected or (iii) conflict with or result in any material breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the material rights of the Borrower or alter the material rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract or Company Permit. No waiver, consent, approval, order or authorization of, or registration, declaration or filing with or notice to any third party or Governmental Entity is required to be obtained or made by the Borrower in connection with the valid execution, delivery and performance by it of this Note or the other Transaction Documents, except: (i) for the approval and adoption by the Borrower’s stockholders of the Restated Certificate and the approval by the holders of the Series A Preferred Stock and Series B Preferred Stock of the transactions contemplated by the Agreement; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities or “blue sky” laws (each of which has been obtained or made immediately prior to the execution of this Note if required to be obtained or made prior thereto); and (iii) as are set forth in Section 3.4(c) of the Company Disclosure Letter.

(d) This Note and, assuming due execution and delivery by the other parties thereto, the other Transaction Documents constitute the legal, valid and binding obligations of the

Borrower, enforceable against the Borrower in accordance with their respective terms, subject to the General Enforceability Exceptions.

(e) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of this Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(f) As of the date hereof, the jurisdiction of organization, type of organization, federal tax identification number, organizational identification number, if any, from the jurisdiction of organization and the location of the chief executive office or sole place of business of the Borrower are as set forth on Exhibit A to this Note.

(g) The Borrower owns all of the Collateral, free from any Lien (other than Permitted Liens) and the security interest granted to the Agent for the benefit of the Holder in the Collateral constitutes a perfected security interest which is, subject only to Permitted Liens, superior and prior to the rights of all other Persons

ARTICLE 8.

SUBORDINATION

8.1 Subordination. This Note shall be subject to the terms of the Subordination Agreement, dated as of the Issue Date (the “Subordination Agreement”), among the Holder, the Borrower and Zions First National Bank, and any other subordination agreement entered into between the Holder, the Borrower, any other Loan Party and any lender under the Senior Credit Facility.

ARTICLE 9.

EVENTS OF DEFAULT; REMEDIES

9.1 Events of Default. Each of the following events, and only the following events, will constitute an Event of Default (each, an “Event of Default”):

(a) the Borrower fails to pay (i) when due any principal of this Note, whether at stated maturity, by acceleration or otherwise or (ii) any Interest payable under this Note or any fee (including professional fees) or any other amount due hereunder within three Business Days after such amount becomes due and payable; or

(b) any representation or warranty made in Article 7 or any Security Document shall be false in any material respect as of the Issue Date or when made thereafter in a Joinder Agreement; or

(c) the Borrower breaches or otherwise fails to perform or observe any term, covenant or agreement contained in (x) Section 6.1 other than Section 6.1(g) and such breach or failure continues uncured, to the extent curable, for a period often Business Days after the Holder gives the Borrower written notice specifying such breach or failure and requesting that such breach or failure be remedied and stating that such notice is a notice of default hereunder,

(y) Section 6.1(g) (other than Section 6.1(g)(i)) and such breach or failure continues uncured for a period of ten Business Days after the earlier of the date (i) Holder gives the Borrower written notice specifying such breach or failure and requesting that such breach or failure be remedied and stating that such notice is a notice of default hereunder and (ii) Borrower has knowledge thereof, or (z) Section 6.1(g)(i) or Section 6.2; or

(d) the Borrower or any other Loan Party generally fails to pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against the Borrower or any other Loan Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding remains undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) occurs; or the Borrower or any other Loan Party takes any corporate or other action to authorize any of the actions set forth above in this subsection (d); or

(e) the Note or any Security Document ceases, for any reason to be in full force and effect in all material respects, or the Borrower or any other Loan Party so asserts or the security interest created by this Note or any Security Document ceases to be enforceable in all material respects or of the same effect and priority in all material respects purported to be created thereby; or

(f) the Borrower fails, for any reason, to issue and deliver the Conversion Shares upon conversion of this Note within three (3) Business Days; or

(g) (i) the occurrence of an “Event of Default” as such term is defined in the documents governing the Senior Credit Facility or (ii) any Loan Party defaults in the performance of or compliance with the terms of any other documents governing Indebtedness of such Loan Party, and in each case, which default results in such Indebtedness being accelerated and not rescinded.

9.2 Remedies Upon an Event of Default. (a) If any Event of Default has occurred and is continuing, then, and in any such event, the Agent may, acting upon the instruction of Holders collectively owed more than 50% of the aggregate principal amount outstanding under all Notes at such time, by notice to the Borrower, declare all outstanding principal of this Note (and all accrued and unpaid Interest thereon, including Cash Interest and PIK Interest) and all other amounts owing under this Note to be forthwith due and payable in cash, whereupon all outstanding principal of this Note, all such accrued and unpaid Interest and all such other amounts will become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if any Event of Default under Section 9.1(d) occurs, all outstanding principal of this Note, all accrued and unpaid Interest thereon and all other amounts owing under this Note will automatically become and be due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any notice of any kind, all of which are hereby expressly waived by the Borrower. For the avoidance of doubt, the principal amount of this Note (and all accrued and unpaid Interest thereon, including PIK Interest) will be paid no later than the day preceding the fifth anniversary of the Issue Date.

(b) The Borrower agrees that, if any Event of Default shall have occurred and be continuing, then, the Agent, in addition to any rights now or hereafter existing under applicable law, will have all rights as a secured creditor under the UCC in all relevant jurisdictions.

ARTICLE 10.

MISCELLANEOUS

10.1 Amendments, Etc. Subject to the requirements specified in Section 1.2, no amendment, modification, supplement or waiver of any provision of or to this Note, nor consent to any departure by the Borrower herefrom or therefrom, will in any event be effective unless the same is in writing and signed by the Holder and the Agent and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

10.2 Notices, Etc. All notices and other communications provided for hereunder will be in writing and hand delivered or sent by email or facsimile (with a copy thereof deposited, postage prepaid, in the United States mail on the same day that the email or facsimile is dispatched), or sent by overnight delivery, to the applicable party as follows (or, as to each party, at such other address as may be designated by such party in a written notice to the other party):

If to the Borrower:

Skullcandy, Inc.
1441 West Ute Blvd., Suite 250
Park City, UT 84098
Facsimile No. 801-601-3735
Attention: Richard Alden

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
One Market Street, Spear Tower, Suite 3300
San Francisco, CA 94105
Facsimile No. 415-947-2009
Attention: Robert G. O’Connor

If to the Holder:	Goode Skullcandy Holdings LLC
c/o Goode Partners, LLC
767 Third Avenue
New York, N.Y. 10017
Facsimile: (212) 317-2827
Attention: David J. Oddi

with a copy to (which will not constitute notice):

Jones Day
222 East 41st Street
New York, NY 10017
Facsimile: (212) 755-7306
Attention: Randi C. Lesnick

If to the Agent:	Goode Skullcandy Holdings LLC
c/o Goode Partners, LLC
767 Third Avenue
New York, N.Y. 10017
Facsimile: (212) 317-2827
Attention: David J. Oddi

with a copy to (which will not constitute notice):

Jones Day
222 East 41st Street
New York, NY 10017
Facsimile: (212) 755-7306
Attention: Randi C. Lesnick

All such notices and communications will be effective on the next Business Day after receipt.

10.3 No Waiver; Remedies. No failure on the part of the Holder or Agent to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided at law, in equity or otherwise.

10.4 Costs and Expenses. The Borrower agrees to pay or reimburse the Holder and the Agent on demand for all costs and expenses, if any (including counsel fees and expenses of the Agent), in connection with the exercise of its rights under Section 9.2.

10.5 Lost or Destroyed Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Borrower or, in case of any such mutilation, upon surrender and cancellation of this Note, the Borrower will issue a new Note of like tenor in lieu of this Note.

10.6 No Impairment. The Borrower will not by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment; provided that the amendment of the Borrower’s certificate of incorporation or bylaws shall not be deemed to violate this Section 10.6 so long as the Borrower has obtained the requisite Board and Security Holder approvals as required by Delaware law and the Security Holders Agreement or provisions of the Series C Preferred Stock.

10.7 Usury Savings Clause. (a) It is the intention of the parties hereto to comply with applicable state and federal usury laws (now or hereafter enacted). Accordingly, notwithstanding any provision to the contrary in this Note, in no event (including prepayment or acceleration of the maturity of any Obligation) will this Note require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If, under any circumstance whatsoever, any provision of this Note provides for the payment or collection of interest in excess of the maximum amount permitted by such laws, then, ipso facto, the Obligation to be fulfilled will be reduced to the limit of such validity, and if from any such circumstances the Holder will ever receive anything of value as interest or deemed interest by applicable law under this Note or otherwise an amount that would exceed the maximum amount permitted by such laws, such amount that would be excessive interest will be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Borrower to the Holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess will be refunded to the Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of the Borrower to the Holder, under any specified contingency, exceeds the maximum permitted amount, the Borrower and the Holder will, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that interest thereon does not exceed the maximum amount permitted by applicable law, or (iv) allocate interest between portions of such indebtedness, to the end that no such portion will bear interest at a rate greater than that permitted by applicable law.

(b) If at any time the interest rate hereunder (for purposes of this subsection, the “Stated Rate”) exceeds the highest maximum permitted amount, then the rate at which interest accrues hereunder will automatically be limited to the maximum permitted amount, and will remain at the maximum permitted amount until the earlier of (i) the time when total amount of interest accrued hereunder equals the total amount of interest that would have accrued but for the operation of this sentence and (ii) the Maturity Date. Thereafter, interest will accrue at the Stated Rate unless and until the Stated Rate again exceeds the maximum permitted amount, in which case the immediately preceding sentence will apply.

10.8 Waiver, Etc. The Borrower and each other surety, guarantor, endorser and other party ever liable for payment of this Note or any part hereof jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any Collateral, all without prejudice to the Holder or the Agent. The Holder and the Agent will similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this

Note or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

10.9 Governing Law. This Note will be governed by, and for all purposes construed in accordance with, the laws of the State of New York.

10.10 Jurisdiction, Etc. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, and any appellate court from any thereof, for purposes of any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. The Borrower agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note will affect any right that the Holder may otherwise have to bring any action or proceeding relating to this Note in the courts of any jurisdiction.

(b) The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any such court. The Borrower hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower agrees to not assert any claim against the Holder or the Agent, any of its respective affiliates or any of their respective directors, officers, members, managers, attorneys, agents and advisers, arising under this Note or the Security Documents to the extent such parties comply with their obligations hereunder and under any applicable laws.

10.11 WAIVER OF JURY TRIAL. THE BORROWER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

10.12 Successors and Assigns; Transfer. This Note is binding upon the successors and assigns of the Borrower and will inure to the benefit of the Holder and its respective successors and permitted assigns; provided, however, that the Borrower will not assign, delegate or otherwise transfer any of its respective rights or obligations under this Note without the prior written consent of the Holder. Except to the extent permitted by the Security Holders Agreement, the Holder may not assign, participate, pledge, grant a security interest in, or otherwise transfer all or any portion of its rights and obligations under this Note without the prior written consent of the Borrower. If the Borrower consents to any transfer, upon such transfer the Holder will notify the Borrower and the Borrower (at its expense) will execute and deliver a new promissory note, in substantially the form of this Note, to such Permitted Assign. The Borrower will maintain a registry to reflect any such Transfer on its registry or record books.

10.13 Severability. Any provision of this Note which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

10.14 Relationship of the Parties. Notwithstanding any business or personal relationship between the Borrower and the Holder, or any officer, director, member, manager or employee of the Holder, that may exist or have existed, the relationship between the Borrower and the Holder under and with respect to this Note is solely that of debtor and creditor, the Holder has no fiduciary or other special relationship with the Borrower by virtue of this Note, the Borrower and the Holder are not partners or joint venturers, and no term or condition of any of this Note will be construed so as to deem the relationship between the Borrower and the Holder to be other than that of debtor and creditor.

10.15 Further Assurances. The Borrower from time to time after the Issue Date at the request of the Holder and without further consideration will execute and deliver further instruments and take such other action as a party may reasonably require to fully implement the provisions of this Note. The Holder from time to time after the Issue Date at the request of the Borrower and without further consideration will execute and deliver further instruments and take such other action as a party may reasonably require and as are customary to fully implement the provisions of Section 8.1.

10.16 Goode Skullcandy Holdings LLC, as Agent. (a) Each Holder, by its acceptance hereof, hereby appoints Goode Skullcandy Holdings LLC as the agent (the “Agent”) under this Note and the Transaction Documents and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent thereunder and to exercise such powers as are reasonably incidental thereto, including to exercise all rights, powers and remedies that the Agent may have and to act as agent for the Holder under the Transaction Documents.

(b) Each Holder, by its acceptance hereof, agrees that any action taken by the Agent at the instruction of the requisite Holders in accordance with the provisions of this Note or the other Transaction Documents, and the exercise by the Agent of the powers set forth herein therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Holders. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Holders and with respect to all payments and collections arising in connection herewith; (ii) execute and deliver the Note and each Transaction Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries; (iii) act as collateral agent for the secured parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Note and the Transaction Documents and (vi) exercise all remedies given to the Agent and the other secured parties with respect to the Collateral under the Transaction Documents, applicable law or otherwise.

(c) As to matters not expressly provided for by this Note and the other Transaction Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Holder, and such instructions shall be binding upon the Holder; provided, however, that the Agent shall not be required to take any action that (i) the Agent believes exposes it to personal liability or (ii) is contrary to this Note or applicable law. The Agent may perform any of its duties under this Note or any Transaction Document by or through its agents or employees. None of the Agent, any of its affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them under or in connection with this Note in their capacity as Agent, except for their gross negligence or willful misconduct.

(d) The Agent may resign at any time by giving written notice to the Borrower and the Holder. Upon any such resignation, the retiring Agent has the right to appoint a successor Agent. Upon the acceptance of an appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under this Note and the Transaction Documents.

(e) Each Holder agrees to indemnify the Agent and each of its Affiliates, and their respective directors, officers, employees and agents (to the extent not reimbursed pursuant to the terms of this Note or any Transaction Document) on a proportionate basis from and against any liabilities, obligations, losses, damages, penalties, actions, suits, costs, expenses and disbursements (including fees and disbursements of counsel) of any kind which may be imposed on, incurred by or asserted against any such Person relating to the Note or any other Transaction Document; provided, however, in no event will a Holder have any obligation to indemnify the Agent for the fraud, willful misrepresentation or gross negligence of the Agent.

(f) The Agent agrees to act as such upon the express conditions contained in this Section 10.16. Notwithstanding any provision to the contrary elsewhere in this Note, the Agent will not have any duties or responsibilities, except those expressly set forth herein, nor any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities will be read into this Note or otherwise exist against the Agent. The provisions of this Section 10.16 are solely for the benefit of the Agent and the Holders and neither the Borrower nor any other Loan Party will have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Note, the Agent will act solely as agent of the Holders and does not assume and will not be deemed to have assumed any obligation or relationship of agency or trust with or for the Company,

10.17 ENTIRE AGREEMENT. THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officer, as of the date first above written.

BORROWER:

SKULLCANDY, INC.

By:	/s/ Richard P. Alden
Name:	Richard P. Alden
Title:	CEO

Accepted and agreed
by the Holder:

GOODE SKULLCANDY HOLDINGS, LLC, as Holder

By:	GOODE PARTNERS CONSUMER FUND I, LP.,
its Managing Member

By:	GOODE INVESTORS I, LLC,
its General Partner

By:	/s/ David J. Oddi
Name:	David J. Oddi
Title:	Manager

Accepted and agreed
by the Agent:

GOODE SKULLCANDY HOLDINGS, LLC, as Holder

By:	GOODE PARTNERS CONSUMER FUND I, L.P.,
its Managing Member

By:	GOODE INVESTORS I, LLC,
its General Partner

By:	/s/ David J. Oddi
Name:	David J. Oddi
Title:	Manager